Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2022, relating to the consolidated financial statements of NexPoint Diversified Real Estate Trust appearing in the Company’s Annual Report on Form N-CSR, for the year ended December 31, 2021.

/s/ Cohen & Company, Ltd.

Cleveland, Ohio

February 6, 2023